SAFESTITCH MEDICAL, INC. APPOINTS DR. CHAO CHEN TO BOARD OF DIRECTORS

MIAMI—(BUSINESS WIRE)—SafeStitch Medical, Inc. (OTCBB: SFES-News) announced today that, on September 24, 2009, the Company’s Board of Directors appointed Chao C. Chen, Ph.D. to fill the vacant seat on the Company’s Board.

“We are very excited to welcome Dr. Chen, a former executive with Johnson & Johnson, Cordis and Ethicon, to the SafeStitch Board,” said Dr. Jane Hsiao, the Company’s Chairman.  Dr. Hsiao added that “SafeStitch has made significant progress in the development of the AMID StaplerTM and the intraluminal gastroplasty device for GERD and obesity, and Dr. Chen’s considerable experience in medical device development and commercialization will be helpful in guiding SafeStitch’s strategic launch of these products once we receive regulatory approvals to market them in the U.S. and abroad.”

Dr. Chen has served since May 2009 as Chief Operating Officer of UniMed VM, a Taiwanese investment company focused on medical technologies.  From September 2008 to May 2009, Dr. Chen served as Vice President of TaiMed Inc., a Taiwanese investment company, where he was responsible for medical technology investments.  From 1983 to 2008 Dr. Chen served in various positions for the Cordis and Ethicon medical device subsidiaries of Johnson & Johnson.  In these positions, Dr. Chen was responsible for strategic planning, business integration, product commercialization and new technology research and development.

About SafeStitch Medical, Inc.

Miami-based SafeStitch Medical, Inc. is a medical device company primarily developing endoscopic and minimally invasive surgical devices.  SafeStitch’s product portfolio includes endoscopic gastroplasty devices for bariatric (obesity) surgery and repair of gastroesophageal reflux disorder (GERD), as well as the AMID StaplerTM for hernia repair and skin closure, a standard bite block, an airway bite block and the SMART DilatorTM.  The Company has also started development of devices for excision and diagnosis of Barrett's esophagus and natural orifice transluminal endoscopic surgery (NOTES).  Information about the Company may be found on its website at:  www.safestitch.com.

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding our product development and commercialization efforts, and our ability to develop and commercialize staplers, intraluminal gastroplasty devices and other surgical instruments, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements.  These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments.  The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law.  We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:
SafeStitch Medical, Inc., Miami
Dr. Stewart B. Davis, 305-575-4145